Exhibit D(24)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Indexed Equity Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Northern Trust Investments, Inc. (now known as Northern Trust Investments, N.A.) (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of January 31, 2003 relating to the MassMutual Indexed Equity Fund (now known as the MassMutual Select Indexed Equity Fund) (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE	NORTHERN TRUST INVESTMENTS, N.A.
INSURANCE COMPANY

By: /s/ Eric Wietsma	By: /s/ James A. Aitcheson
Name: Eric Wietsma	Name: James A. Aitcheson
Title: Corporate Vice President	Title: Senior Vice President

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select Indexed Equity Fund

By: /s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer